Exhibit 10.12

CHANGE OF CONTROL AGREEMENT

     This Change of Control Agreement (the "Agreement") is made and entered into effective as of January 11, 2008 by and between Gary Levine (the "Executive") and CSP, Inc., a Massachusetts corporation with principle offices at 43 Manning Road, Billerica, Massachusetts, 01821 (the "Company").

Whereas, the Executive is and has been employed by the Company and is currently the Company's Chief Financial Officer; and

Whereas, it is expected that the Company may, from time to time consider the possibility of an acquisition by another company or other Change of Control (as defined in Section 5 below), and the Company recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities; and

Whereas, the Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company; and

Whereas, the Company and the Executive desire to enter into this Agreement to provide financial security to the Executive and to encourage the Executive to continue his employment with and dedication to the Company;

Now, therefore, the parties agree as follows:

1.  Duties and Scope of Employment.

1.1  Position. The Company shall employ the Executive in the position of Chief Financial Officer, as such position has been defined in terms of responsibilities and compensation as of the effective date of this Agreement; provided, however, that the Company’s Board of Directors (the “Board”) shall have the right, at any time prior to the occurrence of a Change of Control, to revise such responsibilities and compensation as the Board in its discretion may deem necessary or appropriate, subject to the other provisions of this Agreement. The Executive shall comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during his employment. During the term of the Executive's employment with the Company, the Executive shall continue to devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Executive shall use his best efforts to further the business of the Company and its affiliated entities. The foregoing shall not prevent the Executive from a reasonable amount of service on the boards of directors of any entities, subject to the terms of any non-competition obligations he may have to the Company from time to time, nor from engaging in academic, religious, charitable or other community or non-profit activities that do not impair his ability to fulfill his duties and responsibilities under this Agreement.

1.2.  Base Compensation. The Company shall pay the Executive as compensation for his services a base salary at the annualized rate to be established by the Compensation Committee of the Board (the “Compensation Committee”). Such salary shall be paid periodically in accordance with normal Company payroll practices. The annualized compensation specified in this Section 1.2, as such compensation may be increased or (subject to the other provisions of this Agreement) decreased by the Board or the Compensation Committee, is referred to in this Agreement as "Base Compensation."

1.3  Variable Compensation. Beginning with the Company's current fiscal year and for each fiscal year thereafter during the term of this Agreement, the Executive shall be eligible to receive additional cash compensation under the Company's Variable Compensation Program (the "Variable Compensation Bonus") based upon specific financial and/or other targets approved by the Compensation Committee.  The Variable Compensation payable hereunder shall be payable in accordance with the Company's normal practices and policies.

1.4  Executive Benefits. The Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, SERPs, savings or profit-sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the sole determination of the Board or any committee administering such plan or program.

1.5  Employment Relationship.  The Executive's employment is and shall continue to be solely that of an employee at will, as supplemented by the provisions of this Agreement. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than (i) payment of amounts earned or accrued as of the date of termination of employment, (ii) as provided by this Agreement or required by law, or (iii) as may otherwise be available in accordance with the Company's established employee plans and policies (including any deferred compensation and retirement plans) at the time of termination.

  1.6  Termination for Cause, Death or Disability or Voluntary Resignation.  If the Executive voluntarily resigns from the Company, or if the Company terminates the Executive's employment for Cause or because of the Executive’s Death or Disability, then the Executive shall not be entitled to receive severance or other benefits described in Section 4 below.

2.  Release

All payments due to the Executive under this Agreement shall be conditioned upon and are in consideration of the execution by the Executive of a full Release in a form reasonably prescribed by the Company (“Release”), releasing the Company and its officers, directors, employees and advisors from any and all liability to and including the date of the Termination Notice or Change in Status, save only for claims for breach of this Agreement.

3.  Non-Solicitation

In consideration of the Company paying the benefits described in Section 4 below, Executive agrees that for a period of six months after he leaves the employment of Company, Executive shall not, either directly or indirectly: (1) make known to any person, firm or corporation the names and/or addresses of any of the customers or employees of Company or any other information pertaining to them; (2) take away any of the customers of Company on whom Executive called, or with whom Executive dealt or became acquainted during Executive’s employment with Company; or (3) interfere with the business of Company in any manner including the recruiting or hiring of any employee of Company. Executive further agrees that Company would be irreparably harmed in the event of a breach of this provision, and that money damages would not be an adequate remedy.  Accordingly, in addition to any other remedies available at law or in equity, Company shall be entitled to obtain injunctive relief against any such breach or threatened breach.

4.  Change of Control.

4.1  Severance Payments; Benefits.

(a) Upon the occurrence of an Change of Control, or if the Company Terminates the Executive other than for Cause either in anticipation of or as required to accomplish a Change of Control, the Executive shall be entitled to receive a severance payment equal to the sum of (i) the Executive's Base Compensation for the Company's fiscal year then in effect or if greater, the Executive's Base Compensation for the Company's fiscal year immediately preceding the year in which the Termination occurs, plus (ii) the Executive's Annual Target Variable Compensation Bonus for the fiscal year then in effect (or, if no Target Incentive is in effect for such year, then the highest Variable Compensation Bonus or other aggregate bonus(es) actually paid to the Executive in any of the three (3) preceding fiscal years); provided, however, that a signed Release must be received by the Company from the Executive prior to and as a condition of receiving a severance payment. Any severance payments to which the Executive is entitled pursuant to this Section 4.1 shall be paid to the Executive (or to the Executive's estate or beneficiary in the event of the Executive's death) in a lump sum within fifteen (15) days of the Executive's Termination Date.

(b)  Notwithstanding anything in the previous paragraph or elsewhere in this Agreement, if the Company Terminates the Executive other than for Cause either in anticipation of or as required to accomplish or otherwise substantially contemporaneously with a Change of Control, the Company shall provide the Executive with notice of such Termination, and the Termination shall not be effective until the end of the Notice Period. The Notice Period shall extend until the later of sixty days after the expiration of any period that the Executive must hold shares in the Company in order (i) to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended or (ii) to comply, at the Company’s reasonable request or the Executive’s reasonable initiative, with any other legal or accounting regulations or requirements. Provided, however, that in calculating the payments to be made to the Executive pursuant to Section 4.1(a) above, any compensation paid to the Executive with respect to his employment during the Notice Period shall be deducted from the payments due under Section 4.1(a).

4.2  Option Acceleration.  Effective upon a Change in Control (as defined below in Section 5) of the Company, all Options and Restricted Stock Awards granted to the Executive and then outstanding under any Stock Option Plan of the Company shall become exercisable and vested in full, and all restrictions thereon shall lapse, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such options; and the Company and the Executive hereby agree that such Option agreements and Restricted Stock Awards are hereby and will be deemed amended to give effect to this provision.

4.3  Health and Welfare Benefits.  Following a Change in Control, the Executive shall be entitled to continue, for one year, to receive the same or comparable health and welfare benefits as he participated in prior to the Change in Control, such as but not limited to life, disability, health, medical, dental, accident and other insurance programs (“Benefits” and the “Benefit Plans”).  The Company shall provide such Benefits to the Executive by one or a combination of the following:  (i) continuing the Executive as a participant under the Company’s then-current benefit plans (provided such plans are comparable to the Company plans prior to the Change in Control), (ii) paying the full premium for the Executive to purchase continuing coverage under the Benefit Plans, under COBRA and/or (iii) paying the Executive a lump sum payment in the amount necessary for the Executive to purchase individual coverage under insurance programs comparable to the Benefit Plans. This paragraph is not intended to limit or affect any other COBRA benefits to which the Executive may be entitled.

4.4  Exercise of Stock Options; Payment of Required Taxes.  Following a Change of Control, the Executive may take any or all of the following actions; Provided, however, that the Executive shall not take any such action if the Company reasonably requests that he not do so, in order for the company to comply with or receive favorable treatment under legal or accounting requirements:  pay any portion of the exercise price of any Options and/or satisfy any tax withholding with respect to either the exercise of Options or the vesting of Restricted Stock Awards by:

(i) delivering to the Company outstanding shares of common stock of the Company, valued at the closing price of a share of such stock on the last trading day preceding the date of delivery (the “Market Price”) and/or

(ii) authorizing the Company to withhold from issuance pursuant to the exercise of any such Option or vesting of Restricted Stock a number of shares of common stock otherwise issuable that, when multiplied by the Market Price of the common stock, is equal to the aggregate exercise price being paid and/or tax being withheld (and such withheld shares shall no longer be issuable under the applicable Option or Restricted Stock Award).

 4.5 Retirement Plan Agreement.  The Company and the Executive each acknowledge that they are parties to a Divided Ownership Assignment Plan and Agreement And Retirement Plan Agreement, entered into as of May 3, 1999 (the “Retirement Plan Agreement”). Under Article XII of the Retirement Plan Agreement, “Employee’s Separate Retirement Payment Obligation,” the Employee is entitled to certain benefits upon retirement or attainment of age 62.  The Parties intend that the Employee shall be entitled to vest in and be entitled to receive his full benefits upon a Change of Control, and accordingly agree to amend the first sentence of Article XII, Subparagraph A of the Retirement Plan Agreement, so that it reads as follows:  “A. Either (1) upon the occurrence of a Change in Control; or (2) at the date, the latter of retirement and age Sixty-Two (62) Years; and if, in either case prior to such time the Employee’s employment with the Corporation has not been terminated by the Corporation for Cause (as that term is defined in Article X(A)(I)) then in such events and only in such events, the Employee shall have the option, on and after such date, to receive, and the Corporation shall have the obligation to pay to Employee, the following amounts, at the following times, subject to the following provisions, limitations, restrictions and adjustments.…”
5.  Definition of Terms.

5.1  Terminate/Termination.  “Terminate,” “Terminates,” and “Termination” shall mean either (a) the termination of the Executive’s employment with the Company or (b) a Change in Status of the Executive, as defined below.

5.2  Change in Status. A "Change in Status" of the Executive shall mean the occurrence, without the Executive's written consent, of any of the following circumstances (unless such circumstances constitute an isolated, insubstantial and inadvertent action not taken in bad faith and are promptly and fully remedied by the Company after receipt of notice thereof by the Executive): (a) any diminution or change in a manner adverse to the Executive of (i) his title, office or position with the Company, (ii) his salary, bonus, or other benefits, or (iii) his duties, responsibilities or employment condition, (b) any breach of this Agreement, including without limitation the failure by the Company to pay to the Executive any portion of his compensation, (c) the Company's requiring the Executive to be based at any office or location more than 35 miles from the company’s current main office or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately before the date of this Agreement, or (d) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

5.3  Cause.  "Cause" shall mean (a) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Executive, (b) conviction of a felony that is injurious to the Company, (c) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, and (d) continued violations by the Executive of the Executive's obligations under Section 1 of this Agreement that are demonstrably willful and deliberate on the Executive's part (and not resulting from any condition that constitutes, or with the passage of time would constitute, a Disability (as defined below)) after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company's belief that the Executive has not substantially performed his duties, in each case as determined by the Company’s Board of Directors.

5.4 Change of Control.  "Change of Control" shall mean the occurrence of any of the following events:

(a) Any transaction or series of transactions, as a result of which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations thereunder) (other than (i) the Company, (ii) a person that directly or indirectly controls the Company on the date of this Agreement, (iii) a person that is controlled by or is under common control with the Company or (iv) any one or more employee benefit plans or related trusts established for the benefit of the employees of the Company or any affiliate of the Company) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(c) A merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total  voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of an agreement for the sale or disposition by the Company of all or substantially all the company's assets.

5.5  Disability.  "Disability" shall mean that the Executive has been unable to substantially perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Nothing contained herein shall preclude the Company from appointing or employing any other person to carry out the duties and responsibilities of the Executive, nor shall any such appointment or employment give rise to a Change of Status, in the event of the occurrence of a physical or mental illness or injury likely in the reasonable judgement of the Company to result eventually in a determination of Disability.

5.6  Stock Option Plan.  A "Stock Option Plan" of the Company shall mean any stock option or equity compensation plan of the Company in effect at any time, including without limitation the CSP, Inc. 1991 Incentive Stock Plan, 1997 Incentive Stock Plan, 2003 Stock Incentive Plan, 2007 Stock Incentive Plan and any other stock options granted to the Executive. The terms “Option” and “Restricted Stock Award” shall have the meanings ascribed to them in any such Stock Option Plans.

6.  Successors.

6.1  Company's Successors.  The Company shall cause any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets to assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any such successor.

6.2  Executive's Successors.  The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

7.  Notice.

7.1  General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or two business days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

7.2  Notice of Termination or Change in Status.  Any Termination by the Company or any claim by the Executive of a Change in Status shall be communicated by a notice to the other party hereto given in accordance with Section 7.1 of this Agreement. Such notice shall indicate the specific provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination or Change of Status under the provision so indicated, and shall specify the Date on which the Executive shall be Terminated or on which the Change of Status occurred.  The failure by either party to include in the notice any fact or circumstance which contributes to a showing of Cause or Change in Status shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing its rights hereunder.

8.  Miscellaneous Provisions.

8.1  Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

8.2  Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. The foregoing notwithstanding, this Agreement is unrelated to, and shall have no effect upon any deferred compensation agreement or program in effect regarding the Executive.

8.3  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to its conflicts of laws principles.

8.4  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

8.5  No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 8.5 shall be void.

8.6  Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

8.7 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

CSP, Inc.	Executive

By: /s/ J. David Lyons	/s/ Gary W. Levine
Title: Director